Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD FINANCIAL PERFORMANCE FOR
THE FIRST QUARTER OF FISCAL 2010

Union City, California – July 30, 2009 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2009.

Record quarterly highlights include:
•	Revenues of $29.6 million, up 21% over last year’s comparable quarter.
•	Veterinary market sales of $21.8 million, up 31% over last year’s comparable quarter.
•	North America revenues of $24.1 million, up 19% over last year’s comparable quarter.
•	International revenues of $5.5 million, up 29% over last year’s comparable quarter.
•	Medical and veterinary reagent disc sales of $18.4 million, up 31% over last year’s comparable quarter.
•	Gross profit of $17.2 million, up 27% over last year’s comparable quarter.
•	Operating income of $5.7 million, up 42% over last year’s comparable quarter.
•	Net income of $3.8 million, up 35% over last year’s comparable quarter.

Quarterly Results:  For the fiscal quarter ended June 30, 2009, Abaxis reported revenues of $29.6 million, as compared with revenues of $24.6 million for the comparable period last year, an increase of 21 percent.  Revenues from instrument sales, which include chemistry analyzers, hematology instruments and coagulation analyzers, decreased by an aggregate of $1.5 million, or 20 percent, over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, coagulation cartridges, i-STAT cartridges and heartworm rapid tests, increased by an aggregate of $6.0 million, or 40 percent, over the same period last year.  The company reported net income of $3.8 million, compared to $2.8 million for the same period last year.  The company’s effective tax rate in the quarter ended June 30, 2009 was 40 percent, compared to 38 percent for the same period last year.  The company reported diluted net income per share of $0.17 (calculated based on 22,357,000 shares) for the first quarter of fiscal 2010, compared to $0.12 per share (calculated based on 22,398,000 shares) for the same period last year.

Other Reported Information:  Consumables revenues for the first quarter of fiscal 2010 was $20.9 million, up 40 percent over the $14.9 million reported for the same period last year.  Total sales in the medical market for the first quarter of fiscal 2010 were $5.8 million, a decrease of 12 percent over last year’s comparable quarter.  Medical sales in North America, excluding sales to the U.S. government, during the first quarter of fiscal 2010 were $3.7 million, a decrease of 16 percent over last year’s comparable quarter.  Total sales in the veterinary market for the first quarter of fiscal 2010 were $21.8 million, up 31 percent over last year’s comparable quarter.  Veterinary reagent disc sales for the first quarter of fiscal 2010 were $14.5 million, an increase of 40 percent compared to the same period last year.

The company ended the first quarter with an aggregate of $80.8 million in cash, cash equivalents and investments.  As of June 30, 2009, the company held a total of $20.2 million in short-term investments and $13.8 million in long-term investments.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “This was a very strong quarter for Abaxis.  We achieved substantial revenue and net income growth, strong diagnostic reagent disc sales increases and continued improvement in our cash position and liquidity.  But more importantly, we are gaining real traction in the acceptance of new products that will contribute to our top-line and bottom-line for years to come.  For example, our new VetScan VSpro Coagulation Analyzer got off to a strong start in its initial roll-out with unit sales representing 12.5% of our total instrument sales in the first quarter.  Our new VetScan Canine Heartworm Rapid Test continues to be received very well by the veterinary community and our distribution agreement with Abbott’s Point-of-Care business started in earnest during the quarter with the shipment of i-STAT cartridges.  We expect these products and business relationships will grow and thrive in the coming years.”

Mr. Severson continued, “During the very challenging economic environment of the past couple of years Abaxis has taken the opportunity to better position the company for the years ahead.  We have been successful in improving the financial underpinnings of the company by conservatively managing and growing our cash position, avoiding taking on debt and achieving operating efficiencies that will meaningfully contribute to our financial results going forward.  Additionally, we have made significant improvements in product engineering, hardware, and software that translate into leading-edge point-of-care technology in both the medical and veterinary markets.  With a strong focus on the future we are successfully moving Abaxis through a very traumatic economic period in a position to prosper as we move into the next market cycle.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on July 30, 2009.  Participants can dial (800) 860-2442 or (412) 858-4600 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 432270, through August 3, 2009.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share.  This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance of new or planned product offerings, process improvements and product manufacturing quality and efficiencies in future production of our products.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed under “Risk Factors” in Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008

Revenues	$29,625	$24,572
Cost of revenues	12,470	11,069
Gross profit	17,155	13,503

Operating expenses:
Research and development	2,573	1,997
Sales and marketing	6,360	5,827
General and administrative	2,498	1,662
Total operating expenses	11,431	9,486

Income from operations	5,724	4,017
Interest and other income (expense), net	514	462
Income before income tax provision	6,238	4,479
Income tax provision	2,482	1,703
Net income	$3,756	$2,776

Net income per share:
Basic net income per share	$0.17	$0.13
Diluted net income per share	$0.17	$0.12

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,965	21,735
Weighted average common shares outstanding - diluted	22,357	22,398

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30,	March 31,
	2009	2009
Current assets:
Cash and cash equivalents	$46,868	$49,237
Short-term investments	20,215	20,776
Accounts receivables, net	24,159	21,983
Inventories	15,488	15,735
Prepaid expenses	959	957
Net deferred tax asset, current	4,628	4,676
Total current assets	112,317	113,364
Long-term investments	13,759	4,886
Property and equipment, net	14,366	14,798
Intangible assets, net	5,031	5,175
Other assets	35	24
Net deferred tax asset, non-current	2,464	2,464
Total assets	$147,972	$140,711

Current liabilities:
Accounts payable	$4,303	$3,963
Accrued payroll and related expenses	4,296	3,698
Accrued taxes	2,005	34
Other accrued liabilities	1,135	1,116
Deferred revenue	1,047	1,024
Warranty reserve	1,732	1,714
Total current liabilities	14,518	11,549

Non-current liabilities:
Deferred rent	92	137
Deferred revenue	1,429	1,550
Warranty reserve	653	583
Total non-current liabilities	2,174	2,270

Shareholders' equity:
Common stock	118,489	117,846
Retained earnings	12,802	9,046
Accumulated other comprehensive loss	(11)	-
Total shareholders' equity	131,280	126,892
Total liabilities and shareholders' equity	$147,972	$140,711

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2009	2008
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,965	21,735
Weighted average common shares outstanding - diluted	22,357	22,398

Non-GAAP operating income per share - basic	$0.26	$0.18
Non-GAAP operating income per share - diluted	$0.26	$0.18

Revenues by Geographic Region
(In thousands)

	Three Months Ended
	June 30,
	2009	2008
North America	$24,111	$20,295
International	5,514	4,277
Total revenues	$29,625	$24,572

Revenues by Customer Group
(In thousands)

	Three Months Ended
	June 30,
	2009	2008
Medical Market	$5,763	$6,529
Veterinary Market	21,823	16,613
Other	2,039	1,430
Total revenues	$29,625	$24,572